Exhibit 99.3

Consent to be Named as a Director Nominee

In connection with the filing by Prologium Holding Inc. (the “Company”) of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a nominee to serve on the board of directors of the Company, and if appointed or elected, to serving as a director of the Company following the consummation of the business combination. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

by

/s/ Dirk Jacobus Coetzee
Dirk Jacobus Coetzee
Dated: June 11th, 2026